EXHIBIT 2

For attending the employee meetings recently held at your work location to learn more about the disruptive proxy contest launched by New Mountain.

     Now, more than ever, your vote counts. We urge you to re-elect Robert Brady, Rolland Kidder and John Riordan to your Board of Directors.

For more information, please visit nationalfuelgas.com and look for the section titled, “Important Information for National Fuel Shareholders” on our homepage.

If you have any questions on how to vote your shares, please call our proxy solicitor, Morrow & Co. at: (800) 252-1959

IMPORTANT INFORMATION AND WHERE TO FIND IT

     In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov. Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com. These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

     National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on January 11, 2008, and on National Fuel Gas Company's website at http://www.nationalfuelgas.com. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.